Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Second Quarter 2021 Results

NEW YORK, NY, August 4, 2021 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter ended June 30, 2021.
“We are very pleased with our results this quarter and the positive momentum in leasing activity,” said Jeff Olson, Chairman and CEO. “The strength of the retail industry is driving higher leasing volumes and fueling our redevelopment pipeline."

Financial Results(1)(2)
•Generated net income attributable to common shareholders of $12.5 million, or $0.11 per diluted share, for the second quarter of 2021 compared to $31.3 million, or $0.27 per diluted share, for the second quarter of 2020 and $32.5 million, or $0.28 per diluted share, for the six months ended June 30, 2021 compared to $80.2 million, or $0.67 per diluted share, for the six months ended June 30, 2020.
•Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $35.4 million, or $0.29 per share, for the quarter compared to $55.7 million, or $0.46 per share, for the second quarter of 2020 and $67.2 million, or $0.55 per share, for the six months ended June 30, 2021 compared to $90.5 million, or $0.73 per share, for the six months ended June 30, 2020.
•Generated FFO as Adjusted of $34.5 million, or $0.28 per share, for the quarter compared to $21.7 million, or $0.18 per share, for the second quarter of 2020 and $66.8 million, or $0.55 per share, for the six months ended June 30, 2021 compared to $56.7 million, or $0.46 per share, for the six months ended June 30, 2020.
Operating Results(1)(3)
•Reported an increase of 23.9% in same-property Net Operating Income ("NOI"), including properties in redevelopment, compared to the second quarter of 2020. The increase was driven by $14.6 million lower rental revenue deemed uncollectible.
•Reported an increase of 24.8% in same-property NOI, excluding properties in redevelopment, compared to the second quarter of 2020. The increase was driven by $14.6 million lower rental revenue deemed uncollectible.
•Reported same-property portfolio leased occupancy of 92.0%, an increase of 90 basis points compared to March 31, 2021 and a decrease of 40 basis points compared to June 30, 2020. The increase in the quarter was driven by the execution of a 123,000 square foot ("sf") lease with Sector Sixty6, an interactive, entertainment venue incorporating K1 racing, bowling, and ropes courses, at Las Catalinas Mall in Puerto Rico.
•Reported consolidated portfolio leased occupancy of 89.8%, an increase of 90 basis points compared to March 31, 2021 and a decrease of 260 basis points compared to June 30, 2020. The decrease compared to prior year includes a 200 basis points negative impact from the acquisition of Sunrise Mall in December 2020, which was 66% occupied as of June 30, 2021, and is included in our future redevelopment pipeline.
•Executed 37 new leases, renewals and options totaling 317,000 sf during the quarter. Same-space leases totaled 298,000 sf and generated average rent spreads of 8.8% on a GAAP basis and (0.2)% on a cash basis.
•The Company has signed leases that have not yet rent commenced that will generate an additional $12 million of future annual gross rent, representing approximately 5% of NOI.
•Collected 97% of second quarter base rents as of July 30, 2021.
•Issued first annual Environmental, Social and Governance ("ESG") Report outlining the Company’s ESG strategies, policies, and environmental performance metrics.

Balance Sheet and Liquidity(1)(4)
Balance sheet highlights as of June 30, 2021 include:
•Total liquidity of approximately $1 billion, comprised of $379 million of cash on hand and $600 million available under our revolving credit.
•Weighted average term to maturity on our outstanding debt is 5 years.
•Total market capitalization of approximately $3.9 billion, comprised of 122.5 million fully-diluted common shares valued at $2.3 billion and $1.6 billion of debt.
•Net debt to total market capitalization of 31%.
•Net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") of 6.1x.

Leasing, Development and Redevelopment
The Company has commenced $16.4 million of redevelopment projects in connection with the execution of leases with Sector Sixty6 at Las Catalinas Mall and Sweetgreen at Walnut Creek.

During the quarter, the Company completed its $3.4 million development project at its property in Wilkes-Barre, PA to accommodate a new Panera Bread pad.

The Company has $134.1 million of active redevelopment projects under way, of which $89.7 million remains to be funded. These projects are expected to generate an approximate 8% unleveraged yield.
Acquisition and Disposition Activity
The Company is under contract to acquire two industrial properties totaling 275,000 sf for $55.5 million, that are located near our existing 943,000 sf warehouse park in East Hanover, NJ.

In July, the Company sold its property in Westfield, NJ, for $5.5 million, generating proceeds of $0.8 million, net of the repayment of the $4.7 million loan secured by the property.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended June 30, 2021.
(3) Refer to page 9 for a reconciliation of net income to NOI and Same-Property NOI for the quarter ended June 30, 2021.
(4) Net debt as of June 30, 2021 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $379 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total revenue, which the Company believes is useful to investors for similar reasons. The Company has historically defined this metric as "Cash NOI." There have been no changes to the calculation of this metric. However, the Company has decided to refer to this metric as "NOI" instead of "Cash NOI" to further clarify that, consistent with the definition of this metric, the revenue and expenses reflected in this metric include some accrued amounts and are not limited to amounts for which the Company actually received or made cash payment during the applicable period.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 72 and 70 properties for the three and six months ended June 30, 2021 and 2020, respectively. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release. The Company has historically defined this metric as "same-property Cash NOI." There have been no changes to the calculation of this metric. The Company has decided to refer to this metric as "same-property NOI" for the same reasons discussed above under "NOI," which we had historically defined as "Cash NOI."
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of June 30, 2021, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 72 and 70 properties for the three and six months ended June 30, 2021 and 2020, respectively. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.
ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 77 properties totaling 16.2 million square feet of gross leasable area.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our actual future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including (a) the effectiveness or lack of effectiveness of governmental relief in providing assistance to individuals adversely impacted by the COVID-19 pandemic, and to large and small businesses, particularly our retail tenants, that have suffered significant declines in revenues as a result of mandatory business shut-downs, “shelter-in-place” or “stay-at-home” orders and social distancing practices, (b) the duration of any such orders or other formal recommendations for social distancing, and the speed and extent to which revenues of our retail tenants recover following the lifting of any such orders or recommendations, (c) the potential impact of any such events on the obligations of the Company’s tenants to make rent and other payments or honor other commitments under existing leases, (d) the rate and efficacy of COVID-19 vaccines; (e) the potential adverse impact on returns from redevelopment projects, and (f) the broader impact of the economic contraction and increase in unemployment that has occurred in the short term, and negative consequences that will occur if these trends are not reversed; (ii) the loss or bankruptcy of major tenants, particularly in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant, particularly, in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic and the significant uncertainty as to when and under which conditions potential tenants will be able to operate physical retail locations in the future; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as a disruption of, or lack of access to the capital markets, as well as potential volatility in the Company’s share price as compared to prices prior to the spread of the COVID-19 pandemic; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; and (xv) the loss of key executives. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the other documents filed by the Company with the Securities and Exchange Commission.
For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
ASSETS
Real estate, at cost:
Land	$556,850	$568,662
Buildings and improvements	2,325,577	2,326,450
Construction in progress	55,461	44,689
Furniture, fixtures and equipment	7,432	7,016
Total	2,945,320	2,946,817
Accumulated depreciation and amortization	(755,833)	(730,366)
Real estate, net	2,189,487	2,216,451
Right-of-use assets	77,428	80,997
Cash and cash equivalents	321,200	384,572
Restricted cash	57,833	34,681
Tenant and other receivables	15,823	15,673
Receivable arising from the straight-lining of rents	61,240	62,106
Identified intangible assets, net of accumulated amortization of $35,995 and $37,009, respectively	51,536	56,184
Deferred leasing costs, net of accumulated amortization of $16,512 and $16,419, respectively	18,203	18,585
Prepaid expenses and other assets	73,184	70,311
Total assets	$2,865,934	$2,939,560

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,577,413	$1,587,532
Lease liabilities	71,708	74,972
Accounts payable, accrued expenses and other liabilities	74,993	132,980
Identified intangible liabilities, net of accumulated amortization of $76,513 and $71,375, respectively	142,830	148,183
Total liabilities	1,866,944	1,943,667
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 117,137,337 and 117,014,317 shares issued and outstanding, respectively	1,170	1,169
Additional paid-in capital	990,255	989,863
Accumulated deficit	(42,157)	(39,467)
Noncontrolling interests:
Operating partnership	43,568	38,456
Consolidated subsidiaries	6,154	5,872
Total equity	998,990	995,893
Total liabilities and equity	$2,865,934	$2,939,560

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUE
Rental revenue	$93,653	$73,265	$188,272	$166,265
Management and development fees	266	285	631	599
Other income	87	69	764	115
Total revenue	94,006	73,619	189,667	166,979
EXPENSES
Depreciation and amortization	22,488	23,299	45,363	46,770
Real estate taxes	15,363	14,896	31,964	29,862
Property operating	15,891	11,894	36,182	26,431
General and administrative	9,484	18,053	18,152	27,900
Lease expense	3,195	3,351	6,501	6,785
Total expenses	66,421	71,493	138,162	137,748
Gain on sale of real estate	—	—	11,722	39,775
Interest income	90	422	226	2,105
Interest and debt expense	(14,728)	(18,573)	(29,555)	(35,748)
Gain on extinguishment of debt	—	34,908	—	34,908
Income before income taxes	12,947	18,883	33,898	70,271
Income tax benefit (expense)	34	13,662	(201)	13,562
Net income	12,981	32,545	33,697	83,833
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(584)	(1,290)	(1,459)	(3,598)
Consolidated subsidiaries	150	—	229	—
Net income attributable to common shareholders	$12,547	$31,255	$32,467	$80,235

Earnings per common share - Basic:	$0.11	$0.27	$0.28	$0.68
Earnings per common share - Diluted:	$0.11	$0.27	$0.28	$0.67
Weighted average shares outstanding - Basic	116,981	116,522	116,969	118,744
Weighted average shares outstanding - Diluted	117,034	116,595	122,327	119,607

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and six months ended June 30, 2021 and 2020, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2021	2020	2021	2020
Net income	$12,981	$32,545	$33,697	$83,833
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(584)	(1,290)	(1,459)	(3,598)
Consolidated subsidiaries	150	—	229	—
Net income attributable to common shareholders	12,547	31,255	32,467	80,235
Adjustments:
Rental property depreciation and amortization	22,272	23,111	44,958	46,392
Gain on sale of real estate	—	—	(11,722)	(39,775)
Limited partnership interests in operating partnership	584	1,290	1,459	3,598
FFO Applicable to diluted common shareholders	35,403	55,656	67,162	90,450
FFO per diluted common share(1)	0.29	0.46	0.55	0.73
Adjustments to FFO:
Gain on extinguishment of debt	—	(34,908)	—	(34,908)
(Reinstatement)/write-off of receivables arising from the straight-lining of rents, net	(239)	6,048	634	6,048
Tax impact of Puerto Rico transactions	(490)	(13,366)	(490)	(13,366)
Executive transition costs	—	7,152	—	7,152
Tenant bankruptcy settlement income	(286)	—	(286)	—
Transaction, severance and other expenses (income), net	120	1,165	(257)	1,291
FFO as Adjusted applicable to diluted common shareholders	$34,508	$21,747	$66,763	$56,667
FFO as Adjusted per diluted common share(1)	$0.28	$0.18	$0.55	$0.46

Weighted Average diluted common shares(1)	122,485	121,408	122,327	124,082
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three months ended June 30, 2021 and 2020 are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the three and six months ended June 30, 2021 and 2020, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of NOI and same-property NOI.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2021	2020	2021	2020
Net income	$12,981	$32,545	$33,697	$83,833
Management and development fee income from non-owned properties	(266)	(285)	(631)	(599)
Other (income) expense	427	201	181	456
Depreciation and amortization	22,488	23,299	45,363	46,770
General and administrative expense	9,484	18,053	18,152	27,900
Gain on sale of real estate	—	—	(11,722)	(39,775)
Interest income	(90)	(422)	(226)	(2,105)
Interest and debt expense	14,728	18,573	29,555	35,748
Gain on extinguishment of debt	—	(34,908)	—	(34,908)
Income tax (benefit) expense	(34)	(13,662)	201	(13,562)
Non-cash revenue and expenses	(2,482)	3,938	(3,755)	1,243
NOI(1)	57,236	47,332	110,815	105,001
Adjustments:
Non-same property NOI and other(2)	(528)	(1,624)	(3,857)	(6,605)
Tenant bankruptcy settlement income and lease termination income	(286)	(504)	(762)	(507)
Same-property NOI	$56,422	$45,204	$106,196	$97,889
NOI related to properties being redeveloped	889	1,062	1,758	2,340
Same-property NOI including properties in redevelopment	$57,311	$46,266	$107,954	$100,229
(1) The Company has historically defined this metric as “Cash NOI.” There have been no changes to the calculation.
(2) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired or disposed in the period.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and six months ended June 30, 2021 and 2020, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2021	2020	2021	2020
Net income	$12,981	$32,545	$33,697	$83,833
Depreciation and amortization	22,488	23,299	45,363	46,770
Interest and debt expense	14,728	18,573	29,555	35,748
Income tax (benefit) expense	(34)	(13,662)	201	(13,562)
Gain on sale of real estate	—	—	(11,722)	(39,775)
EBITDAre	50,163	60,755	97,094	113,014
Adjustments for Adjusted EBITDAre:
Gain on extinguishment of debt	—	(34,908)	—	(34,908)
Executive transition costs	—	7,152	—	7,152
Tenant bankruptcy settlement income	(286)	—	(286)	—
(Reinstatement)/write-off of receivables arising from the straight-lining of rents, net	(239)	6,048	634	6,048
Transaction, severance and other expenses (income)	120	1,165	(257)	1,291
Adjusted EBITDAre	$49,758	$40,212	$97,185	$92,597